                                  EXHIBIT 3 (i)

                                                                      APPENDIX C

                            ARTICLES OF INCORPORATION
                                       OF
                     PENSECO FINANCIAL SERVICES CORPORATION

The undersigned, being a natural person of the age of 19 years or older, does hereby act as incorporator for the purpose of incorporating a business corporation under the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "Business Corporation Law of 1988").

FIRST. The name of the corporation (hereinafter called the "corporation") is Penseco Financial Services Corporation

SECOND:  The  address of initial  registered  office of the  corporation  in the
Commonwealth  of  Pennsylvania  is  150  North  Washington   Avenue,   Scranton,
Pennsylvania 18503 -1848. The registered office of the corporation in the Commonwealth of Pennsylvania shall be deemed for venue and official publication purposes to be located in Lackawanna County.

THIRD: The corporation is incorporated under the Business Corporation Law of 1988.

FOURTH: The aggregate number of shares that the corporation shall have authority to issue is 15,000,000, all of which are common stock ("Common Stock") and all of which are of a par value of $.01 each.

FIFTH: No merger, consolidation, liquidation or dissolution of the corporation nor any action that would, result in the sale or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock. This Article 6 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five (75%) of the outstanding shares of Common Stock.

SIXTH:

(a) The Board of Directors may if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issue; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

    (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

    (ii) Whether a more favorable price could be obtained for the corporation's securities in the future;

    (iii) The impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

    (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

    (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered; and

    (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

(b) If the Board of Directors determines that an offer should be rejected it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

SEVENTH: The name and the address, including street and number, of the incorporator are:

    NAME                                            ADDRESS

    Dale Proctor-Hammond            2445 M Street, N.W Washington, D.C. 20037

EIGHTH: The corporation has as its purpose the engaging in all lawful business for which corporations may be incorporated under the Business Corporation Law of 1988.

NINTH: The personal liability of the directors of the corporation is limited to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented.

2. The corporation shall, to the fullest extent permitted by the provisions of the Business Corporation Law of 1988, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

3. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting pursuant to the provisions of
    Section 1766 of the Business Corporation Law of 1988, as the same may be amended and supplemented, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

    Signed on September 30, 1997.



/s/ Dale Proctor-Hammond
Dale Proctor-Hammond, Incorporator




             (The remainder of this page left intentionally blank.)